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                                                                     EXHIBIT 8.1


                 [LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]



                                  June 1, 1998


Dana Corporation
4500 Dorr Street
Toledo, Ohio 43615

Ladies and Gentlemen:

     Reference is made to the Registration Statement on Form S-4 of Dana Corporation ("Dana"), a Virginia corporation, relating to the merger of a wholly owned subsidiary of Dana ("Merger Sub") with and into Echlin Inc., a Connecticut corporation ("Echlin"). Any capitalized term used and not defined herein has the meaning given to it in the Joint Proxy Statement-Prospectus of Dana and Echlin or the appendices thereto (including the Agreement).

     We have participated in the preparation of the discussion set forth in the section entitled "THE MERGER -- Certain Federal Income Tax Consequences." In our opinion, such discussion, insofar as it relates to the federal income tax consequences of the Merger, is accurate in all material respects.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the reference to this opinion under the captions "SUMMARY -- Certain Federal Income Tax Consequences" and "THE MERGER -- Certain Federal Income Tax Consequences." In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                          Very truly yours,


                                          /s/ Wachtell, Lipton, Rosen & Katz